EXHIBIT 9.1



                                SERVICE AGREEMENT

             Agreement made this _____ day of _______________ 1990, between Brandywine Blue Fund, Inc., a Maryland corporation (the "Fund"), and Fiduciary Management, Inc., a Wisconsin corporation ("Fiduciary").


                              W I T N E S S E T H :

             WHEREAS, the Fund is in the process of registering with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940 (the "Act"); and

             WHEREAS, the Fund desires to retain Fiduciary to provide certain management-related services as further provided herein and Fiduciary desires to perform such services for the Fund.

             NOW, THEREFORE, the Fund and Fiduciary do mutually promise and agree as follows:

             1. Employment. The Fund hereby employs Fiduciary to perform the management-related services set forth in Section 2 hereof for the period and on the terms set forth in this Agreement. Fiduciary hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Management-Related Services. Fiduciary shall perform the following management-related services for the Fund:

                  (a) Prepare and maintain the books, accounts and other documents specified in Rules 31a-1(b)(1), 31a-1(b)(2) (i)-
        (iii), 31a-1(b)(3) and 31a-1(b)(8) under the Act in accordance with the requirements of Rule 31a-1 and Rule 31a-2 under the Act;

                  (b)  Determine the Fund's net asset value in
        accordance with the provisions of the Fund's Articles of Incorporation and its Registration Statement;

                  (c) Respond to stockholder inquiries forwarded to it by the Fund;

                  (d) Prepare the financial statements contained in reports to stockholders of the Fund;

                  (e)  Prepare tax returns;

                  (f)  Prepare reports to and filings with the
        Securities and Exchange Commission (other than the Fund's
        Registration Statement on Form N-1A);

                  (g) Prepare reports to and filings with state Blue Sky authorities; and

                  (h) Perform such other services as may be agreed to by Fiduciary and the Fund.

             Fiduciary shall not act, and shall not be required to act, as an investment adviser to the Fund or have any authority to supervise the investment or reinvestment of the cash, securities or other property comprising the Fund's assets or to determine what securities or other property may be purchased or sold by the Fund. Fiduciary shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund. Fiduciary agrees that all books, accounts and other documents prepared and maintained by it pursuant to this Section 2 are the property of the Fund and will be surrendered to the Fund promptly on request.

             3. Expenses. Fiduciary shall, at its own expense and without reimbursement from the Fund, furnish all office space, office facilities, equipment and personnel necessary to perform the services required to be performed by it under this Agreement. The Fund shall pay the fees of counsel or independent public accountants reviewing or assisting in the preparation of the reports and financial statements referred to in Section 2 hereof.

             4. Compensation of Fiduciary. For the services to be rendered by Fiduciary hereunder, the Fund shall pay to Fiduciary a fee, paid monthly, based on the average net asset value of the Fund, as determined by valuations made as of the close of each business day of the month. The fee shall be 1/12 of 0.1% (0.1% per annum) on the first Thirty Million Dollars ($30,000,000) of the Fund's average net assets, 1/12 of 0.05% (0.05% per annum) on the next Thirty Million Dollars ($30,000,000) of its average net assets, and 1/12 of 0.01% (0.01% per annum) on its average net assets over Sixty Million Dollars ($60,000,000).

             5. Exclusivity. The services of Fiduciary to the Fund hereunder are not to be deemed exclusive and Fiduciary shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby.

             6. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Fiduciary, Fiduciary shall not be subject to liability to the Fund, the Fund's investment adviser or to any stockholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder.

             7. Amendments and Termination. This Agreement may be amended by the mutual consent of the parties. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Fund or by Fiduciary, upon the giving of ninety (90) days' written notice. Upon any such termination Fiduciary shall deliver to the Fund all books, accounts and other documents then maintained by it pursuant to
   Section 2 hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.


                                           FIDUCIARY MANAGEMENT, INC.


   By:  ______________________________     By:  _____________________________
        Secretary                               President


                                           BRANDYWINE BLUE FUND, INC.


   By:  ______________________________     By:  _____________________________
        Secretary                               President

                         AMENDMENT TO SERVICE AGREEMENT

             AMENDMENT TO SERVICE AGREEMENT made as of this 1st day of October, 1997, between BRANDYWINE BLUE FUND, INC., a Maryland corporation (the "Fund") and FIDUCIARY MANAGEMENT, INC., a Wisconsin corporation ("Fiduciary").

                              W I T N E S S E T H :

             WHEREAS, the parties hereto did, on the 31st day of December, 1990, enter into a Service Agreement (hereinafter referred to as the "Agreement"); and

             WHEREAS, the parties hereto desire to amend the Agreement as permitted by Section 7 thereof.

             NOW, THEREFORE, the Fund and Fiduciary hereby agree as follows:

             1. Section 4 of the Agreement is hereby amended to read as follows:

             4. Compensation of Fiduciary. For the services rendered by Fiduciary the Fund shall pay to Fiduciary an annual service fee of $102,000, beginning October 1, 1997, payable in equal monthly installments. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the calendar days during which it is in effect.

             2. Except to the extent changed and modified herein, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Service Agreement to be executed on the day first above written.


        FIDUCIARY MANAGEMENT, INC.           BRANDYWINE BLUE FUND, INC.



   By:  ____________________________  By:  _________________________________
        Ted D. Kellner, Chairman             Foster S. Friess, President
        and CEO






   By:  ___________________________   By:  _________________________________
        Donald S. Wilson, President          Lynda J. Campbell, Secretary